UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2020 (June 22, 2020)

MATSON, INC.

(Exact Name of Registrant as Specified in its Charter)

_____________________

Hawaii	001-34187	99-0032630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 Sand Island Parkway
Honolulu, Hawaii	96819
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (808) 848-1211

(Former Name or former address, if changed since last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, without par value	MATX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On June 22, 2020, Matson Navigation Company, Inc. (“MatNav”), a subsidiary of Matson, Inc. (“Matson” or the “Company”) entered into (i) an Amendment No. 1 to the Consolidated Agreement (as so amended, the “Consolidated Agreement”) among MatNav, the United States of America, represented by the Maritime Administrator of the Maritime Administration (“MARAD”) and, with respect to certain provisions, the Company and (ii) a Note Purchase Agreement (the “Note Purchase Agreement”) among MatNav, MARAD, and the Federal Financing Bank (the “FFB”). Pursuant to the Consolidated Agreement, the Note Purchase Agreement and certain related agreements (collectively, the “Title XI Debt Agreements”), MatNav obtained on June 25, 2020, Title XI financing in the amount of approximately $140 million (the “Title XI Debt”). The proceeds of the Title XI Debt were funded in a single advance to MatNav on June 25, 2020.

A fee of approximately $6.7 million was paid to MARAD out of the proceeds at closing. The net proceeds will be used to repay a portion of the outstanding balance of Matson’s revolving credit facility, which was drawn in order to finance a portion of the construction costs of Kaimana Hila (the “Vessel”).

The Title XI Debt bears cash interest at a rate of 1.35%, payable semi-annually in arrears on March 15 and September 15 of each year commencing on September 15, 2020 (each such date, a “Payment Date”). The effective interest rate on the Title XI Debt for accounting purposes is approximately 1.73%. On each Payment Date, MatNav will also be required to pay principal equal to approximately $3 million. The Title XI Debt will mature on March 15, 2044. MatNav may prepay any amounts outstanding under the Consolidated Agreement subject to a potential prepayment premium or other adjustment, in accordance with the Title XI Debt Agreements. Once amounts under the Title XI Debt are repaid, they may not be reborrowed. Mandatory prepayments are required under certain limited circumstances, including specified casualty events with respect to the Vessel.

Under the Title XI Debt Agreements, MARAD has guaranteed the obligations of MatNav to the FFB. MatNav has agreed to reimburse MARAD for any payments it makes under the MARAD guaranty, and MatNav’s obligations to MARAD with respect to the Title XI Debt are secured by a mortgage on the Vessel and certain related assets, as well as the Existing Vessels (as defined below). In addition, MatNav’s obligations to MARAD with respect to the Title XI Debt are guaranteed by the Company under an Amendment to the existing Affiliate Guaranty (the “Amendment to the Guaranty”).

The Title XI Debt Agreements contain customary representations and warranties as well as affirmative and negative covenants, defaults and other provisions typical for MARAD-guaranteed financings of this type, with definitions, limitations and financial tests all as negotiated between MatNav and MARAD.

The Title XI Debt Agreements also provide that three vessels securing MatNav’s existing MARAD ship financing (the “Existing MARAD Financing”) – Manukai, Maunawili and Daniel K. Inouye (the “Existing Vessels”) – also secure the new Title XI Debt until the Title XI Debt on the Existing Vessels is retired in 2028, 2029 and 2043, respectively. The balance of the Existing MARAD Financing is $225.5 million as of the date hereof.

The foregoing description is qualified in its entirety by the terms and conditions set forth in the Amendment No. 1 to the Consolidated Agreement, the Note Purchase Agreement and the Amendment to the Guaranty, copies of which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03.Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 herein is hereby incorporated in its entirety into Item 2.03 by reference.

Item 9.01.Financial Statements And Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit
10.1

Amendment No. 1 dated June 22, 2020, to Consolidated Agreement, Contract No. MA-14454 dated as of April 27, 2020 among Matson Navigation Company, Inc., the United States of America, represented by the Maritime Administrator of the Maritime Administration and, with respect to certain provisions, Matson, Inc.

10.2

Note Purchase Agreement dated as of June 22, 2020 among Matson Navigation Company, Inc., the United States of America, represented by the Maritime Administrator of the Maritime Administration and the Federal Financing Bank.

10.3	Amendment dated June 22, 2020 to Affiliate Guaranty dated as of April 27, 2020 executed by Matson, Inc. and consented to by MARAD.

104	Cover Page Interactive Data File (formatted in Inline XBRL and included as Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATSON, INC.

/s/ Joel M. Wine
Joel M. Wine
Senior Vice President and Chief Financial Officer

Dated: June 25, 2020

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